EXHIBIT 99.1

EMC INSURANCE GROUP INC.
2017 NON-EMPLOYEE DIRECTOR STOCK PLAN

ARTICLE I
PURPOSE
The purpose of the EMC INSURANCE GROUP INC. 2017 NON-EMPLOYEE DIRECTOR STOCK PLAN (the “Plan”) is to foster and promote the long-term financial success of EMC Insurance Group Inc. (the “Company”) and the interests of the Company’s stockholders by (a) enabling the Company to attract, retain and motivate the best qualified non-employee directors, and (b) enhancing a long-term aligning of interests between the non-employee directors and such stockholders through the granting of equity-based Awards as provided herein.
ARTICLE II
DEFINITIONS
2.1    Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
(a) “Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company (including, for avoidance of doubt, the Company’s controlling stockholder, Employers Mutual Casualty Company).
(b) “Award” means the award of an Option, Restricted Stock, Restricted Stock Units or an Other Stock-Based Award.
(c) “Board” means the Board of Directors of the Company.
(d) “Code” means the Internal Revenue Code of 1986, as amended.
(e) “Common Stock” means the common stock of the Company, par value $1.00 per share.
(f) “Committee” means the Corporate Governance and Nominating Committee of the Board or such other committee of the Board as the Board shall designate from time to time. The Committee shall consist of no fewer of three (3) members of the Board who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.
(g) “Disability” means, with respect to any Participant, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(h) “Fair Market Value” means, on any date, the average of the high and low trading prices of the Common Stock on such date on the NASDAQ Global Select Market or, if at the relevant time, the Common Stock is not listed to trade on the NASDAQ Global Select Market, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “Applicable Exchange”). In the event that (i) there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the average of the high and low trading prices on the immediately preceding date on which transactions in the Common Stock were so reported, or (ii) the Applicable Exchange adopts a trading policy permitting trades after 4 P.M. Eastern Time (“ET”), Fair Market Value shall mean the average of the high and low trading prices, reported on or before 4 P.M. ET (or such earlier or later time as the Committee may establish from time to time).
(i) “Family Member” means, as to a Participant, any: (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships) of such Participant; (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant; and (iii) other entity owned solely by one or more such persons and/or the Participant.
(j) “Net Exercised” shall mean the exercise of an Option or any portion thereof by the delivery to the person exercising such Option of the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.
(k) “Option” means the right to purchase one share of Common Stock at a stated purchase price on the terms specified in Article V hereof. The Options are nonstatutory stock options not intended to qualify under Section 422 of the Code.
(l) “Other Stock-Based Award” means an Award of, or related to, shares of Common Stock (other than an Award of Options, Restricted Stock or Restricted Stock Units), as granted by the Committee in accordance with the provisions of Article VII hereof.

(m) “Participant” means a member of the Board who is not an employee of the Company or any of its Affiliates, and who is not the beneficial owner of a controlling interest in the voting stock of the Company or of any entity that holds a controlling interest in the Company's voting stock.
(n) “Period of Restriction” means the time period specified by the Committee or established pursuant to the Plan during which an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture.
(o) “Restricted Stock” means an Award of Common Stock made pursuant to Article VI hereof that is forfeitable by the Participant until the completion of a specified period of future service as a member of the Board and/or until otherwise determined by the Committee or in accordance with the terms of the Plan.
(p) “Restricted Stock Unit” means an Award of a contractual right pursuant to Article VI hereof that entitles the Participant to receive shares of Common Stock (or the value thereof in cash) upon the completion of a specified period of future service as a member of the Board and/or at such other time or times determined by the Committee or in accordance with the terms of the Plan.

ARTICLE III
ADMINISTRATION
3.1    Power to Grant. The Committee shall have the power and authority to determine those non-employee directors to whom an Award will be granted under the Plan and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for Awards to different Participants and for different Awards to the same Participant, whether or not granted at the same or different times.
3.2    Rules, Interpretation and Determinations. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, to construe the terms of any Award or any document evidencing the grant of such Award, to accelerate the vesting or exercise schedule for any Award at any time after grant, to provide for conditions deemed necessary or advisable to protect the interests of the Company and to make all other determinations and to take all other actions that it deems necessary or advisable for administering and interpreting the Plan, provided that, no Committee member may participate in any decision with respect to such member's benefits or entitlements under the Plan, unless such decision applies generally to all non-employee directors. Unless otherwise expressly provided hereunder, any power, discretion or authority conveyed to or reserved to the Committee may be exercised by the Committee in its sole and absolute discretion. Each determination, interpretation or other action made or taken by the Committee shall be final, binding and conclusive for all purposes and upon all persons.
3.3    Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Company or its Affiliates) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.
3.4    Maximum Individual Grants. Subject to adjustment as provided in Section 4.3, no Participant shall be granted Awards during any twelve (12) month period with respect to more than two thousand five hundred (2,500) shares of Common Stock. In addition to the foregoing, the maximum dollar value payable to any Participant in any twelve (12) month period with respect to Other Stock-Based Awards that are valued with reference to cash or property (other than shares of Common Stock) is One Hundred Thousand Dollars ($100,000.00).

ARTICLE IV
SHARES ISSUABLE
4.1    Number of Shares. Subject to adjustment as provided in Section 4.3, unless the stockholders of the Company approve an increase in such number by a stockholder vote, the maximum number of shares of Common Stock that may be made issuable or distributable under the Plan is one hundred fifty thousand (150,000). Shares of Common Stock to be delivered under the Plan may consist, in whole or in part, of (a) treasury shares or authorized but unissued shares not reserved for any other purpose, (b) shares purchased by the Company in the open market, or (c) shares acquired by the Company through means other than open market purchases, including direct purchases from any Affiliate of the Company.
4.2    Canceled, Terminated or Forfeited Awards. Any shares of Common Stock subject to an Award (as determined under Section 4.1), which for any reason expires without having been exercised, is canceled, forfeited or terminated or is otherwise settled without the issuance of any Common Stock, shall again be available for grant under the Plan. In applying the immediately preceding sentence if shares otherwise issuable or issued with respect to, or as part of, any Award are withheld to cover taxes, such shares shall not be treated as having been issued under the Plan.
4.3    Adjustment Due to Change in Capitalization. In the event of any Common Stock dividend or split, recapitalization (including, but not limited, to the payment of an extraordinary dividend to the stockholders of the Company), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock available for grant under Section 4.1 or subject to outstanding Awards, and the respective exercise prices, if any, applicable to outstanding Awards, and the individual share award limits set forth in Section 3.4, will be appropriately adjusted by the Committee, in its discretion, and the Committee's determination shall be conclusive.

ARTICLE V
STOCK OPTIONS
5.1    Grant of Options. The Committee shall have the power to grant Options to any or all Participants to purchase such number of shares of Common Stock, and on such terms and conditions, as it shall determine. The Committee may adopt different terms and conditions of each Option, whether granted to different Participants or the same Participant, and whether or not granted at the same time. The terms and conditions of each Option grant, including, but not limited to, the exercise price, the exercise schedule, the duration of the Option and the number of shares of Common Stock to which the Option pertains, shall be evidenced in writing. Each such Option grant may also contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine.
5.2    Exercise Price. The exercise price for any share of Common Stock subject to an Option shall be not less than the Fair Market Value of a share of the Common Stock on the date such Option is granted. Except in the case of an adjustment effected pursuant to Section 4.3, the Committee shall not (a) lower the exercise price of an Option after it is granted, (b) cancel an Option when the exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or another Award, including, without limitation, another Option, or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Common Stock is listed. In no event shall ordinary dividends or dividend equivalents be payable or credited in respect of any shares of Common Stock subject to any outstanding Option.
5.3    Exercise of Options. The Committee shall determine the exercise schedule applicable with respect to each Option granted hereunder. Unless otherwise determined by the Committee at the time of grant, such schedule shall require a minimum one (1) year period of service that must be completed before all, or a portion of, such Option shall be exercisable. The Committee shall determine the term of each Option granted hereunder, but in no event shall any such Option be exercisable for more than ten (10) years after the date on which it is granted. If a Participant shall cease to provide services to the Company, such Participant or, in the case of death, the Participant's estate or beneficiary, may exercise any Option exercisable by the Participant at the date his or her service terminated until the earlier of (a) three (3) years from the date the Participant ceased to provide services to the Company, and (b) the tenth (10th) anniversary of the date the Option was granted. In the event a Participant ceases providing services to the Company as a result of death or Disability, any Options not exercisable as of the date of such service terminates shall become exercisable and may be exercised until the earlier of (a) three (3) years from the date the Participant ceased to provide services to the Company, and (b) the tenth (10th) anniversary of the date the Option was granted.
5.4    Procedure for Exercise. The Committee shall establish procedures governing the exercise of Options. No shares of Common Stock shall be delivered pursuant to any exercise of any Options unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (a) in cash or its equivalent, (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) which are owned by the person exercising the Option, subject to such terms and conditions as the Committee shall establish, (c) by any combination of the foregoing, provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price, or (d) in accordance with any other procedure or arrangement approved by the Committee, except that in no event shall the Company loan a Participant funds or otherwise extend credit to a Participant to facilitate such Participant's exercise of any of his or her Options. Additionally, to the extent authorized by the Committee (whether at or after grant), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose.
5.5    Termination of Service. Unless otherwise determined by the Committee at or after the time of grant, in the event the service of the Participant as a member of the Board shall terminate for any reason (other than death or Disability) prior to the time that all or any portion of an Option has become exercisable, then all or such portion of the Option that is not exercisable as of the date of such termination shall be cancelled and terminated.

ARTICLE VI
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
6.1    Grant of Restricted Stock or Restricted Stock Units. The Committee may grant Restricted Stock or Restricted Stock Units to any or all Participants at such times, with respect to such number of shares of Common Stock and on such terms and conditions not inconsistent with the Plan as the Committee shall determine. The terms and conditions of each grant of Restricted Stock or Restricted Stock Units, including the Period of Restriction, shall be evidenced in writing. If Restricted Stock is evidenced by the issuance of stock certificates, the Committee shall require that such stock certificates be held in the custody of the Secretary of the Company until the Period of Restriction lapses, and that, as a condition of such Restricted Stock Award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
6.2    Restrictions on Transferability. Except as provided in Section 9.2, no Restricted Stock or Restricted Stock Units may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the lapse of the Period of Restriction. The Committee shall establish the Period of Restriction and the date or dates at which such Period of Restriction shall lapse, in whole or in part, with respect to any Award made pursuant to Section 6.1. Unless otherwise determined by the Committee at the time of grant, the Period of Restriction with respect to any Award of Restricted Stock or Restricted Stock Units shall not be less than one (1) year from the date of grant of such Award. Unless otherwise determined by the Committee, the Period of Restriction applicable to any Restricted Stock or Restricted Stock Units shall not lapse, in whole or in part, at any time after the Participant has ceased to provide services to the Company. Notwithstanding the foregoing, in the event the Participant ceases providing services to the Company prior to the lapse of the Period of Restriction as a result of the Participant’s death or Disability, such Period of Restriction shall automatically lapse and the Restricted Stock or Restricted Stock Units shall become non-forfeitable as of the date such service terminates.
6.3    Settlement of Restricted Stock Units. At the time the Committee makes any grant of Restricted Stock Units pursuant to Section 6.1, the Committee shall specify when such Restricted Stock Units shall be settled, taking into account the requirements of Section 409A of the Code.
6.4    Rights as a Shareholder. Unless otherwise determined by the Committee at the time of grant and subject to Section 6.5, Participants holding shares of Restricted Stock may exercise full voting rights and other rights as a shareholder with respect to those shares during the Period of Restriction. A Participant receiving Restricted Stock Units shall not have any rights as a shareholder prior to the actual issuance of Common Stock in respect thereof in accordance with Section 6.3, except that if so determined by the Committee at the time of grant the Participant shall be entitled to payment of dividend equivalents in accordance with Section 6.5 on such rights equal to the dividends that would have been payable had the corresponding equity rights been actual shares of Restricted Stock.
6.5    Dividends and Dividends Equivalents. Unless otherwise determined by the Committee at the time of grant, with respect to Awards for which shares of Common Stock are issued at the time of grant, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon such shares during the Period of Restriction will be retained by the Company and credited to an account established for the Participant. Such dividends or other distributions will revert back to the Company if for any reason any of the shares of Common Stock corresponding to such Award, and upon which such dividends or distributions were paid, are forfeited and revert back to the Company. Upon expiration of the Period of Restriction, all such dividends or other distributions paid on such shares and retained by the Company will be paid or transferred to the Participant (without interest). With respect to Awards for which shares of Common Stock are not issued at the time of grant, the Committee shall determine at the time of grant whether, and to what extent, the Participant shall be entitled to receive the payment of dividend equivalents in respect to that number of shares of Common Stock corresponding to the number of shares subject to such Award. To the extent that dividend equivalents are granted as part of the Award, an amount equal to all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon such shares during the Period of Restriction will accrue for the benefit of the Participant and be credited to an account established for the Participant. Upon the expiration of the Period of Restriction, all such dividend equivalents accrued with respect to the underlying shares of Common Stock will be paid or transferred to the Participant (without interest). Under no circumstances will dividends or dividend equivalents be paid to a Participant with respect to shares of Common Stock underlying an Award for which the Period of Restriction has not lapsed.
6.6    Termination of Service. Unless otherwise determined by the Committee at or after the time of grant, in the event the service of the Participant as member of the Board shall terminate for any reason (other than death or Disability), any Restricted Stock or Restricted Stock Units awarded to such Participant as to which the Period of Restriction has not lapsed shall be forfeited.

ARTICLE VII
OTHER STOCK-BASED AWARDS
7.1    Other Stock-Based Awards. The Committee may make Other Stock-Based Awards, including, but not limited to, the outright grant of Common Stock in satisfaction of obligations of the Company under another compensatory plan, program or arrangement, modified awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Common Stock, in such amounts and subject to such terms and conditions as the Committee shall determine. Each such Other Stock-Based Award shall be evidenced in writing and specify the terms and conditions applicable thereto. Any such Other Stock-Based Award may entail the transfer of actual shares of Common Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Common Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.
7.2    Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of termination of services as a member of the Board upon the rights of a Participant in respect of such Award.

ARTICLE VIII
TERMINATION, MODIFICATION AND AMENDMENT
The Board may, at any time and from time to time amend, modify, suspend or terminate this Plan, in whole or in part, and the Committee may from time to time amend, modify, suspend or terminate Awards in whole or in part, without notice to or the consent of any Participant; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the exercise price of an Option after it is granted, cancel an Option when the exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or another Award, including, without limitation, another Option, or take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed, (c) extend the maximum term for Options granted hereunder, or (d) otherwise amend the Plan in a material fashion that would require the approval of stockholders under the applicable rules and regulations of any exchange or automated quotation system on which the Common Stock is listed to trade shall be subject to the approval of the Company's stockholders. Notwithstanding the foregoing, however, no amendment, modification or termination of the Plan or any Award shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

ARTICLE IX
GENERAL PROVISIONS
9.1    No Right to Remain as a Director. The Plan shall not impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain in service to the Company.
9.2    Transferability. No Awards granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than in accordance with Section 9.3 below, by will or by the laws of descent and distribution; provided that the Committee may, in the appropriate Award agreement or otherwise, permit transfers of Awards to Family Members (including, without limitation, transfers effected by a domestic relations order) subject to such terms and conditions as the Committee shall determine, including requiring that such Award be transferred without the receipt of consideration by the Participant.
9.3    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of the Participant's death. Each designation made hereunder will revoke all prior designations by the same Participant with respect to all Awards previously granted, shall be in a form prescribed by the Committee and will be effective only when received by the Committee in writing during the Participant's lifetime. In the absence of any such effective designation, benefits remaining unpaid at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by the Participant's estate. Except as otherwise expressly provided herein, nothing in this Plan is intended or may be construed to give any person other than Participants any rights or remedies under this Plan.
9.4    Rights as a Stockholder. No Participant nor any beneficiary thereof shall have any rights as a stockholder with respect to any shares of Common Stock covered by any Award until such person shall have become the holder of record of such shares.
9.5    Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
9.6    Term of Plan. The Plan shall be effective upon the date, if any, on which it is approved by the Company's stockholders. The Plan shall continue in effect, unless sooner terminated pursuant to Article VIII above, until the tenth (10th) anniversary of the date of such stockholder approval, provided that the terms of the Plan shall continue to control and govern any Award made hereunder prior to termination of the Plan for the life of such Award.

9.7    Governing Law. The Plan, and all Awards granted hereunder (and the terms and conditions of any document evidencing such grant), shall be construed in accordance with and governed by the laws of the State of Iowa, without regard to principles of conflict of laws.
9.8    No Constraint on Corporate Action. Except as provided in Article VIII above, nothing contained in this Plan shall be construed to prevent the Company, or any Affiliate, from taking any corporate action (including, but not limited to, the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Awards made under this Plan. No director, beneficiary, or other person shall have any claim against the Company, or any of its Affiliates, as a result of any such action.
9.9.    No Limitations; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations or costs on the Company or the Committee not expressly set forth in the Plan.
9.10    Indemnification. Each member of the Board and the Committee shall be indemnified and held harmless by the Company (or, if applicable, any Affiliate of the Company) against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member of the Board or the Committee in connection with or resulting from any claim, action, suit or proceeding to which such member may be made a party or in which such member may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by such member in settlement thereof, with the Company's (or, if appropriate, an Affiliate's) approval, or paid by such member in satisfaction of any judgment in any such action, suit or proceeding against such member, provided that such member shall give the Company (or, if applicable, an Affiliate) an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it individually. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which any such person may be entitled under the Company's Articles of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.
9.11    Deferral of Payment. At the time any Award is granted (or such earlier time as the Committee may require), the Committee may permit a Participant to elect, upon such terms and conditions as the Committee may establish (including, without limitation, conditions designed to satisfy the requirements of Section 409A of the Code), to defer receipt of shares of Common Stock that would otherwise be issued in connection with an Award.
9.12    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.